Exhibit 99.1

For release Western Circuit and Analyst Wire

March 9, 2007

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES IMPROVED EARNINGS FOR THE FIRST QUARTER OF FISCAL YEAR 2007

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the first quarter (12 weeks) ended January 26, 2007 were $32,314,000, a decrease of 6.5% compared to sales in the first twelve weeks of the prior fiscal year.  The Company reported net income of $40,000 in the first quarter of fiscal year 2007, an improvement of $177,000, compared to a net loss of $137,000 in the same quarter of fiscal year 2006.

Bridgford Foods Corporation, is a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Jan 26, 2007	Jan 20, 2006

Sales	$32,314,000	$34,575,000
Cost of sales	$21,556,000	$23,553,000
Selling, general & administrative expenses	$9,921,000	$10,370,000
Depreciation	$782,000	$892,000
Income (loss) before taxes	$55,000	$(240,000)
Income tax provision (benefit)	$15,000	$(103,000)
Net income (loss)	$40,000	$(137,000)
Basic earnings per share	$0.00	$(0.01)
Average shares outstanding	9,955,000	9,973,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533